Exhibit 99.1

urban-gro to Implement 1-for-25 Reverse Stock Split

Lafayette, Colorado, February 5, 2026 – urban-gro, Inc. (Nasdaq: UGRO) (“urban-gro” or the “Company”) announced today that the Company’s Board of Directors approved a reverse stock split of one share for every twenty-five (25) shares of common stock. The reverse stock split had been authorized by the Company’s stockholders at the annual stockholder meeting held on January 30, 2026. Trading of the Company’s common shares on a split-adjusted basis is expected to begin on Monday, February 9, 2026 on the Nasdaq Capital Market stock exchange.

The reverse stock split will affect all stockholders uniformly and will not alter any stockholder’s percentage interest in the Company, except for minor changes due to the treatment of fractional shares as described below. The Company currently has 17,114,217 shares of common stock outstanding, and following the reverse stock split, the Company’s total shares of common stock outstanding will be reduced to approximately 684,569 shares. The number of authorized shares of the Company’s common stock will remain the same and the par value will remain $0.001 per share. The reverse stock split will also cause a proportional reduction in the number of common stock warrants and stock options along with an associated increase in exercise prices. No fractional shares will be issued following the reverse stock split, and cash will be paid to holders in lieu of any fractional shares. The new CUSIP number for the common stock following the reverse stock split is 91704K 301.

The Company has retained its transfer agent, Equiniti (“EQ”), to act as exchange agent for the reverse stock split. EQ will manage the exchange of pre-split shares for post-split shares. Stockholders of record will receive a letter of transmittal providing instructions for the exchange of their shares. Stockholders who hold their shares in street name will be contacted by their banks or brokers with any instructions. For further information, stockholders should contact EQ Shareowner Services by telephone at 1-866-877-6270 Monday through Friday between 7:00 a.m. and 7:00 p.m. Central Time.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the Company’s ability to successfully consummate the reverse stock split, the anticipated effective date of the reverse stock split, and the number of shares of stock outstanding following the reverse stock split. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the risk factors described under the heading “Risk Factors” contained in the Company’s Annual Report on Form 10-K filed with the SEC on January 16, 2026 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.

SOURCE urban-gro, Inc.